EXHIBIT 10.38.4

CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS OF
THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY
FILED WITH THE COMMISSION.***

MARKETING AND PROMOTION AGREEMENT

THIS MARKETING AND PROMOTION AGREEMENT (this “Agreement”) is entered into and effective as of this 8th day of September, 2005 (the “Effective Date”), by and between KING PHARMACEUTICALS, INC., a Tennessee corporation (“King”), and INYX, INC., a Nevada corporation (“Inyx”).

WHEREAS, King owns certain technology and proprietary materials related to the drugs Intal and Tilade;

WHEREAS, Inyx is a developer and manufacturer of pharmaceutical aerosol products; and

WHEREAS, the parties have entered that certain Collaboration Agreement, dated as of the date hereof (the “Collaboration Agreement”), for the purpose of pursuing a collaboration relating to the development, marketing, and promotion of Products (as defined herein);

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	DEFINITIONS

(a)	Definitions. (b) Unless otherwise specifically defined in this Agreement, each capitalized term used herein will have the meaning assigned to such term in the Collaboration Agreement.

(c)	In addition to the terms defined elsewhere herein, as used in this Agreement, the following terms have the meanings specified below when used in this Agreement:

“Agreement” means this Agreement, together with all appendices, exhibits, and schedules referenced herein or attached hereto, and as the same may be amended or supplemented from time to time hereafter pursuant to the provisions hereof.

“Baseline Amounts” has the meaning set forth in Section 8.1(a)(i).

“Collaboration Agreement” has the meaning set forth in the recitals.

“Commercially Reasonable Efforts” means efforts and resources normally used by a party for a product owned by it or to which it has rights, which product is of similar market potential at a similar state in its development or product life, taking into account issues of safety, efficacy, product profile, the competitiveness of the marketplace, the proprietary position of the product, the regulatory structure involved, the profitability of the applicable products, and other relevant commercial factors.

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“Copromotion Date” has the meaning set forth in Section 3.2.

“Detail(s)” or “Detailing” means a face-to-face contact by a sales representative with a Physician, for the primary purpose of delivering a sales message related to the Products, during which time the Product is discussed for either the longest period of time during the contact or, at a minimum, discussed no less than the second longest period of time during the contact. Further, the discussion of the Product must be specific to include at a minimum the Product name, FDA or Regulatory Authority by country approved indication, key attribute tied to a patient benefit, and a request by the sales representative that the Physician prescribe the Product for an appropriate patient type.

“Detail Cost” means the fully allocated cost per Detail to be established by the AMC each year and included in the Marketing Plan and Budget for such year. For purposes hereof, “fully allocated” shall include all costs associated with Details, including salaries, bonuses, and benefits (including automobile expenses) of sales representatives, allocations of sales managers with respect to oversight of Detailing, the fully allocated cost of services overhead directly related to Details, and allocation of all administrative and general expenses directly related to Details. Detail Costs shall be determined by GAAP, applied on a consistent basis.

“Details Shortfall” has the meaning set forth in Section 8.3.

“Effective Date” has the meaning set forth in the recitals.

“Electing Party” has the meaning set forth in Section 8.3.

“Excess Details” has the meaning set forth in Section 8.3.

“Exaeris” has the meaning set forth in Section 2.3.

“Initiation Date” means the later to occur of (i) the Regulatory Approval of the NDA, or foreign counterpart, for a particular Product or (ii) the Copromotion Date.

“Inyx” has the meaning set forth in the recitals.

“Inyx Detail Report” has the meaning set forth in Section 3.4.

“King” has the meaning set forth in the recitals.

“King Detail Report” has the meaning set forth in Section 4.3(a).

“King Summary Sales Report” has the meaning set forth in Section 4.3(b).

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“Marketing Data” has the meaning set forth in Section 4.1(b).

“Marketing Materials” has the meaning set forth in Section 5.2(a).

“Minimum Targeted Details” has the meaning set forth in Section 8.3.

“Nonelecting Party” has the meaning set forth in Section 8.3.

“Nonperforming Party” has the meaning set forth in Section 9.5(a).

“Offset Amount” has the meaning set forth in Section 8.2(c).

“PDMA” means the Prescription Drug Marketing Act, as amended, and the implementing rules and regulations thereunder.

“Performing Party” has the meaning set forth in Section 9.5(a).

“Physicians” means primary care physicians (i.e., general practitioners, family practitioners, internal medicine physicians, and doctors of osteopathy), allergists, pediatricians, pulmonologists, and other prescribers of asthma therapy, including allied health professionals such as physician assistants and nurses, and consistent with the Marketing Plan and Budget, in each case who are authorized by applicable law to prescribe the Products.

“Primary Detail(s)” means a Detail with respect to a Product during which such Product is in the first position of the sales call and discussion of such Product takes up no less than two thirds of the time of the entire sales call.

“Subject Quarter” has the meaning set forth in Section 8.3.

“Term” has the meaning set forth in Section 9.1.

“Trademark” means any trademarks and trade names, whether or not registered, and any trademark applications, registrations, renewals, extensions, or modifications thereto in the Territory together with all goodwill associated therewith, trade dress, and packaging that are applied to or used with Products, and any promotional materials relating thereto.

1.2
Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits, or Schedules, such reference will be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,”“includes,” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” Unless the context otherwise requires, (i) “or” is disjunctive but not necessarily exclusive, (ii) words in the singular include the plural and vice versa, and (iii) the use in this Agreement of a pronoun in reference to a party hereto includes the masculine, feminine, or neuter, as the context may require. The Schedules and Exhibits hereto will be deemed part of this Agreement and included in any reference to this Agreement. This Agreement will not be interpreted or construed to require any Person to take any action, or fail to take any action, if to do so would violate any applicable law.

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2.	GRANT OF RIGHTS TO INYX

2.1
Copromotion Rights. King hereby grants to Inyx and its Affiliates, on a non-exclusive basis, together with King and its Affiliates, the right to promote the Products in the Territory during the Term of this Agreement, upon and subject to the terms and conditions set forth in this Agreement; provided that the license to promote a particular Product will only be effective on the Initiation Date of such Product in the applicable country of the Territory in which such Product has received Regulatory Approval and only for so long as such Product has Regulatory Approval in such country. The parties acknowledge and agree that, during the Term, the license granted to Inyx under Section 4.1 of the Collaboration Agreement will include a non-exclusive right under the Technology and Patent Rights to sell, offer for sale, and import the Products in the Territory, subject to the terms of this Agreement and the Collaboration Agreement.

2.2	Trademark.

(a)
Required Use and Compliance. Inyx will promote the Products only under the Trademarks, which as of the Effective Date are listed on Schedule 2.2 attached hereto, which schedule will be updated from time to time during the Term.

(b)
Validity of Trademarks. Inyx acknowledges that King will have sole and exclusive ownership of all right, title, and interest on a worldwide basis, with full rights to license or sublicense, subject to the licenses granted Inyx hereunder, in and to any and all Trademarks. Inyx understands and agrees that it will not have, assert, or acquire any right, title, or interest in or to any of the Trademarks.

(c)
Use of Trademarks. In connection with the subject matter hereof, Inyx will maintain quality standards for all of its uses of the Trademarks in connection with the Products that are substantially equivalent to or, at King’s option, stricter than those standards used by King in connection with its promotion of the Products. Subject to the foregoing, Inyx acknowledges and agrees that King has the right, at any time, to modify or supplement such quality standards and that Inyx must implement such new standards or changes following receipt of notice of such additions or changes. In order to determine whether Inyx is in compliance with this Section 2.2(c), at the reasonable written request of King, and at Inyx’s expense, Inyx: (i) will provide King with copies, photographs, or representative samples of its advertising copy, promotional materials, or other materials bearing any of the Trademarks; and (ii) upon reasonable notice and during normal business hours, will provide to King or its representatives access to Inyx’s premises. Inyx covenants and agrees that it will not use any Trademarks in connection with any goods or products other than the Products, notwithstanding that such goods or products are dissimilar to the Products or have a different use.

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2.3
Sublicensee. The parties acknowledge that Inyx may sublicense its rights granted hereunder to Exaeris Inc. (“Exaeris”); provided that Exaeris agrees, in writing, to be bound by the terms of this Agreement and the applicable terms of the other Collaboration Documents, including the confidentiality and assignment provisions thereof; and provided further that the right to sublicense to Exaeris will immediately terminate at such point as Exaeris is no longer a wholly owned subsidiary of Inyx. As of the Effective Date, Inyx represents and warrants that Exaeris is a wholly owned subsidiary of Inyx. Inyx acknowledges and agrees that, as provided in Section 4.2 of the Collaboration Agreement, Inyx will remain liable for all obligations, including obligations to perform, under this Agreement and for all actions of Exaeris under such sublicense. Notwithstanding such sublicense, Exaeris will not be deemed a third party beneficiary under this Agreement.

3.	RESPONSIBILITIES OF INYX

3.1
Promotion by Inyx. (a) With respect to each Product, commencing as of the Initiation Date relating to such Product and continuing throughout the Term, Inyx will use its Commercially Reasonable Efforts to promote such Product in the Territory in accordance with the then current Marketing Plan and Budget. The nature of the promotion of the Products required as part of Inyx’s promotion obligations hereunder will be determined by the AMC and set forth in then-current Marketing Plan and Budget, but such obligations may include the following:

(i)	Detailing the Products to Physicians in the Territory;

(ii)	meeting targeted and minimum quarterly Detail requirements; and

(iii)	attendance at specified medical conventions to promote the Products.

(b)	Until the AMC determines otherwise, all Details that Inyx is required to perform pursuant to this Article 3 shall be Primary Details with respect to Intal.

(c)
In performing its duties hereunder, Inyx will, and will cause its employees and the employees of its relevant Affiliates to, comply with all regulatory, professional, and legal requirements, including the FDA’s regulations and guidelines concerning the advertising of prescription drug products, the American Medical Associations’ Guidelines on Gifts to Physicians, the PhRMA Guidelines for Marketing Practices, and the ACCME Standards for Commercial Support of Continuing Medical Education, which may be applicable to the services (including the warehousing, handling, and distribution of the Products and Products samples) to be provided by Inyx hereunder. No employee of Inyx or of any of its relevant Affiliates will make any representation, statement, warranty, or guaranty with respect to the Products that is not consistent with current labeling of the Products or promotional materials approved by the AMC, that is deceptive or misleading, or that disparages the Products or the good name, good will, or reputation of King. Inyx represents and warrants that its services hereunder will be provided in a professional, ethical, and competent manner.

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3.2
Inyx Sales Force. Inyx agrees that, immediately after the Effective Date, Inyx or its Affiliates will begin developing a specialty sales force for purposes of fulfilling its obligations hereunder consisting of at least *** field sales representatives and ancillary sales support staff. Without limiting the obligations to use Commercially Reasonable Efforts, Inyx must demonstrate to the reasonable satisfaction of the AMC, as evidenced by written approval from the AMC, that such sales force has been developed and fully organized and has completed a core training program on the Products conducted by King, as well as sales effectiveness training conducted by King under guidelines agreed by the AMC. After Inyx has demonstrated the foregoing, Inyx may begin Detailing the Products. Beginning on the date of the first such Detail (such date, the “Copromotion Date”), and continuing thereafter throughout the Term, Inyx agrees that it will have at least *** field sales representatives and ancillary sales support Detailing the Products and conducting other active promotion in the Territory, except as otherwise agreed to by the parties.

3.3
Costs of Inyx Sales Force. (a) Until the Copromotion Date, except as agreed to by the parties, and subject to the terms and conditions of this Agreement, Inyx will be solely responsible for the costs and expenses of establishing and maintaining Inyx’s (and its Affiliates’) sales force of the size required by Section 3.2, and conducting Inyx’s other activities under this Agreement; following the Copromotion Date, such costs and expenses of Inyx will be deemed Collaboration Costs. Notwithstanding the foregoing, Inyx will pay incentive compensation to its sales representatives having primary responsibility for Detailing the Products with respect to sales of the Products in the Territory in accordance with Inyx’s incentive compensation plans for its own products, it being understood that Inyx will determine the target payout for the Products in a manner consistent with the way in which it determines the target payouts for prescription drug products of comparable commercial potential. In connection with the development of Inyx’s sales force, (i) all training will be conducted in accordance with Section 5.1, (ii) the content and strategic direction of any training provided by Inyx that relates specifically to the Products will be coordinated with the AMC, and (iii) all costs with respect to training Inyx’s sales force with respect to the Products will be deemed Collaboration Costs.

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(b)
To the extent practicable, all written, electronic, and visual communications provided to any of Inyx’s (and its Affiliates’) sales representatives regarding strategy, positioning, or selling messages for the Products will, at the request of the AMC, be subject to review by the AMC in accordance with Section 5.2(a).

3.4
Inyx Detail Reports. Commencing on the Initiation Date and throughout the Term, Inyx will provide the AMC and King with a report (each an “Inyx Detail Report”) within thirty (30) calendar days after the end of each Calendar Quarter, with the first such report due for the Calendar Quarter during which the Initiation Date occurs, setting forth the following information regarding the efforts of Inyx’s sales representatives in promoting and Detailing the Products during the preceding quarter (or part thereof): (i) the number of Details made and recorded by Inyx’s standard record keeping procedures, and approved by the AMC, based on data recorded by the sales representatives; (ii) the names and addresses of the Physicians called upon and the date of the Detail; (iii) the percentage of Physicians Detailed who were provided with samples of the Products; (iv) the actual number of such samples delivered on each Detail and the dates of such delivery; (v) a breakdown of all information required to be contained in each report on an individual sales representative and aggregate basis; and (vi) such other information as may be required in the then current Marketing Plan and Budget. Each such Inyx Detail Report will be in an electronic format and in hard copy form. Inyx will also provide King on-request access to all call reporting data at the lowest level of information content, through file extraction or electronic query, Detailing and sampling data at the Physician-sales representative level, including such measures as prescriptions, decile, target status, products Detailed, order of the Detail, products, and quantity sampled. This data shall be in the electronic format readily used by analytic functions such as market research or business analysis.

4.	RESPONSIBILITIES OF KING

4.1
Marketing by King. (a) With respect to each Product, commencing as of the Initiation Date relating to such Product and continuing throughout the Term, King will use its Commercially Reasonable Efforts to market and promote the Products in the Territory in accordance with the then current Marketing Plan and Budget. The nature of the promotion of the Products required as part of King’s marketing obligations hereunder will be determined by the AMC and set forth in then-current Marketing Plan and Budget, but such obligations may include the following:

(i)	marketing and promoting the Products to Physicians in the Territory;

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(ii)	meeting targeted and minimum quarterly Detail requirements; and

(iii)	attendance at specified medical conventions to promote the Products.

All costs and expenses associated with the foregoing and with the support described in Section 4.1(b) will be deemed Marketing Costs and, as such, Collaboration Costs.

(b)
In addition, King will provide the following marketing support for the Products: (i) direct marketing to Physicians that are high-potential primary care prescribers; and (ii) development and maintenance of a marketing database, which includes contract information, response data, behavioral data, demographic data, and attitudinal data (collectively, “Marketing Data”). King will provide Inyx with access to the Marketing Data, including all primary and secondary market data and research, and historical data as may be reasonably requested by Inyx; provided, however, that the sharing of any purchased data by King with Inyx will be subject to the approval of the data sources; and provided further that all such Marketing Data will be deemed the Confidential Information of King.

(c)
In performing its duties hereunder, King will, and will cause its employees and the employees of its relevant Affiliates to, comply with all regulatory, professional, and legal requirements, including the FDA’s regulations and guidelines concerning the advertising of prescription drug products, the American Medical Associations’ Guidelines on Gifts to Physicians, the PhRMA Guidelines for Marketing Practices, and the ACCME Standards for Commercial Support of Continuing Medical Education, which may be applicable to the services (including the warehousing, handling, and distribution of the Products and Products samples) to be provided by King hereunder. No employee of King or of any of its relevant Affiliates will make any representation, statement, warranty, or guaranty with respect to the Products that is not consistent with current labeling of the Products or promotional materials approved by the AMC, that is deceptive or misleading, or that disparages the Products. King represents and warrants that its services hereunder will be provided in a professional, ethical, and competent manner.

4.2
Costs of King Sales Force. (a) From the Effective Date, except as agreed to by the parties and subject to the terms and conditions of this Agreement, to the extent King elects to have a sales force, King will be solely responsible for the costs and expenses of establishing, maintaining, and training such sales force of King (and its Affiliates); provided that all such costs and expenses incurred will be deemed Collaboration Costs. In connection with the foregoing, (i) such training will be conducted in accordance with Section 5.1 and (ii) the content and strategic direction of any training provided by King that relates specifically to the Products will be coordinated with the AMC.

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(b)
To the extent practicable, all written, electronic, and visual communications provided to any of King’s (and its Affiliates’) sales representatives regarding strategy, positioning, or selling messages for the Products will, at the request of the AMC, be subject to review by the AMC in accordance with Section 5.2(a).

4.3
King Detail and Sales Reports. (a) Commencing on the Initiation Date and throughout the Term, if King elects to establish, and at such time as King has established, a sales force, King will provide the AMC and Inyx with a report (each a “King Detail Report”) within thirty (30) calendar days after the end of each Calendar Quarter, with the first such report due for the Calendar Quarter during which such sales force has been established, setting forth the following information regarding the efforts of King’s sales force in promoting and Detailing the Products during the preceding quarter (or part thereof): (i) the number of Details made and recorded by King’s standard record keeping procedures, and approved by the AMC, based on data recorded by the sales representatives; (ii) the names and addresses of the Physicians called upon; (iii) the percentage of Physicians Detailed who were provided with samples of the Products; (iv) the average number of such samples delivered on each Detail; (v) a breakdown of all information required to be contained in each report on an individual sales representative and aggregate basis; and (vi) such other information as may be required in the then current Marketing Plan and Budget. Each such King Detail Report will be in an electronic format and in hard copy form.

(b)
Commencing on the Initiation Date and throughout the Term, within fifteen (15) days after the end of each month, King will provide to the AMC and Inyx a summary report (each a “King Summary Sales Report”) setting forth the gross sales of the Products in the Territory for such month, the gross sales of the Products in the Territory since January 1 of such year, and the itemized deductions taken in calculating all Net Sales with respect to such gross sales, the Net Sales of the Products in the Territory for such month, and the Net Sales of the Products in the Territory since January 1 of such year. All reports required by this Section 4.3(b) will be provided to the AMC and Inyx either by facsimile or transmitted electronically, in each ease with a confirmation copy sent by mail.

(c)
Commencing on the Initiation Date and throughout the Term, King will furnish to the AMC and Inyx, within thirty (30) calendar days after the end of each Calendar Quarter (including the final Calendar Quarter), a report setting forth in reasonable detail the calculation of the total Net Sales of Products in the Territory for such Calendar Quarter in a form approved by the AMC.

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4.4
Shipment, Billing of the Product. King (and its Affiliates) will have the sole responsibility for the shipment, distribution, warehousing, billing, and order confirmation of all Products and for the collection of receivables resulting from sales of the Products in the Territory. AMC may make recommendations to King from time to time regarding the price of and pricing strategies for the Products during the Term, including, without limitation, price increases and decreases and the timing thereof; provided, however, that King will have the sole authority to determine the price of the Products during the Term, including price increases and decreases and the timing thereof. During the term of the Manufacturing and Supply Agreement, the manufacture of the Products and Product samples will be in accordance with the terms of such agreement, and Inyx will ensure that adequate quantities of the Products and Product samples are available to meet the anticipated demand for the Products and Product samples during the Term of this Agreement. Thereafter, King will manufacture or cause to be manufactured the Products and Product samples in accordance with all applicable laws and will use its Commercially Reasonable Efforts to ensure that adequate quantities of the Products and Product samples are available to meet the anticipated demand for the Products and Product samples during the Term of this Agreement.

4.5
Product Pricing. King (and its Affiliates) will have sole responsibility for setting the Product price or offering discounts to customers. The AMC will make recommendations to King, or its internal pricing committee, on either the wholesale average costs price or any discount deemed necessary to maintain an effective market position. King, or its pricing committee, will take such recommendations under advisement, but King will retain ultimate authority with regard to price and discounts.

5.	TRAINING AND PROMOTIONAL MATERIAL

5.1
Training. (a) Each of the parties agrees to make its sales representatives available for training with respect to the marketing and sale of the Products. The parties agree that King will, subject to the AMC’s approval, be responsible for developing and conducting training programs for each of Inyx’s and King’s sales forces, with all costs associated with so developing and conducting to be deemed Collaboration Costs. Inyx will participate in conducting such training to the extent requested by King. Training will be carried out at a time that is mutually acceptable to the parties and will be conducted on an ongoing basis to assure a consistent, focused promotional strategy. As additional members are added to the parties’ respective sales forces responsible for marketing or promoting the Products, training will be given to groups of the newly selected members.

(b)
The AMC will decide where the training of each party’s sales representatives will occur, and the costs of transporting, housing, and maintaining the parties’ respective personnel for such training, to the extent included in the Marketing Plan and Budget, will be deemed Collaboration Costs. Subject to the oversight of the AMC, all sales and marketing training materials will be prepared and supplied by King, and the cost of such training materials will be included as part of the Collaboration Costs.

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5.2
Promotional Materials. (a) All written sales, sales training, Detailing aids, promotional, and advertising materials (“Marketing Materials”) relating to the Products will be prepared by King, with such materials being consistent with standards and guidelines approved by the AMC. All Marketing Materials developed by King will be reviewed and approved in accordance with King’s established copy clearance process. Upon final approval of all Marketing Materials, King will be responsible for printing such approved Marketing Materials and providing Inyx with sufficient copies thereof.

(b)
In all written or visual materials related to the Products that identify either of the parties, the parties will be presented and described to the medical communities (including, for example, the physician, pharmacy, governmental, reimbursement, and hospital sectors) as joining in the promotion of the Products in the Territory. All such written and visual materials and all documentary information, promotional material, and oral presentations (where practical) regarding the promoting of the Products will state this arrangement and will display the names and logos of the parties with equal prominence, as permitted by applicable law.

(c)	All costs and expenses associated with the preparation and distribution of such Marketing Materials will be included in the Marketing Plan and Budget and will be deemed Collaboration Costs.

(d)	All Marketing Materials will be deemed Improvements and will be subject to the provisions of Article 5 of the Collaboration Documents.

6.	PRODUCT SAMPLES

6.1
Supply, Storage, and Distribution of Samples. (a) Inyx will provide King, from time to time on a schedule and in such quantities to be reasonably determined by the AMC, with samples of the Products to be used by the parties for marketing and promoting the Products in the Territory. Inyx will ship the samples to one central warehouse of King, as designated by King, and the risk of loss and responsibility for handling and warehousing of the samples will pass to King upon delivery to such warehouse.

(b)
Inyx and King will be responsible for distributing the samples of the Products to their respective sales forces in a timely manner. Each party will also be responsible for securing the return of and reconciling existing sample inventories from discontinued field sales representatives.

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(c)
All Products samples provided to King and Inyx sales representatives hereunder will be accompanied by an appropriate Certificate of Analysis of the Products specifications and an indication of expiration dating.

6.2
Use of Samples. (a) Each party will be responsible for accountability and compliance with the PDMA, and other applicable federal, state, and local laws and regulations relating to such samples or the distribution of same. Inyx and King each will be responsible for adherence by its respective sales representatives to such laws and regulations. Each party or its appointed agents will have the right to audit the records and/or reports for the Products samples, as required to be kept by the other party under the PDMA, pursuant to the provisions of Article 10 of the Collaboration Agreement.

6.3
Cost of Samples. (a) All costs and expenses associated with the manufacture, shipment, warehousing, storage, and distribution of Products samples will be included in the Marketing Plan and Budget and will be deemed Collaboration Costs.

7.	CERTAIN REGULATORY MATTERS

7.1
Licenses. Each party hereto will, at its sole cost and expense, maintain in full force and effect all necessary licenses, permits, and other authorizations required by law, regulation, ordinance, or statute to carry out its duties and obligations under this Agreement.

7.2
Regulatory Responsibility. As provided in Article 9 of the Collaboration Agreement, King will be responsible for all regulatory matters regarding the Products, subject to AMC oversight; provided, however, that King will provide Inyx with copies of all communications received from any Regulatory Authority concerning the Products or any Marketing Materials.

7.3
Efficacy and Safety Information. King will furnish Inyx with efficacy and safety information reasonably requested by Inyx to assist Inyx in promoting the Products to Physicians in the Territory, including relevant clinical and safety data included in the NDA for the Products and additional information, if any, related to the efficacy and safety profile of the Products since the Products’ approval by the applicable Regulatory Authority. King will also provide Inyx with updates to annual reports required to be delivered by King pursuant to this Agreement. Except for that information that is to be disclosed to Physicians in connection with conducting Details, such information will be treated as the Confidential Information of King.

7.4
Returns. Any Products returned to Inyx will be shipped directly to King’s or its designee’s nearest facility, with shipping and other direct costs to be deemed Collaboration Costs. Inyx will incur no liability or any nature in the handling of such returns unless such Products were stored improperly by Inyx.

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8.	NET SALES SHARING AND EXPENSES

8.1
Net Sales Sharing. (a) From the Effective Date until the Copromotion Date, King will retain all Net Sales of Products. Following the Copromotion Date, the parties agree to share the Net Sales in the following manner:

(i)
with respect to annual Net Sales of Products up to and including the amount for such Calendar Year set forth in Schedule 8.1 attached hereto (the “Baseline Amounts”), King will retain *** of the Net Sales, and Inyx will be entitled to the remaining ***; and

(ii)	with respect to annual Net Sales of Products above the Baseline Amounts for such Calendar Year, King will retain *** of the Net Sales, and Inyx will be entitled to the remaining ***.

(b)
As provided in Section 4.3(c), following the Initiation Date, King will provide to the AMC an accounting of all Net Sales received by it with respect to all Products. Within fifteen (15) days thereafter, the AMC will produce a report setting forth the calculation of Net Sales and its allocation between the parties in accordance with this Section 8.1. The report will also set forth the amount of any payments that King must make to Inyx in order to achieve such apportionment between the parties. All such payments, subject to Section 8.2(c), will be made within sixty (60) days following the end of the applicable Calendar Quarter. As provided in Section 4.4, King will book all Net Sales, and distribute same to Inyx in accordance with this Section 8.1, and King will be responsible for all billing and collection activities with respect to Net Sales.

(c)
All Net Sales incurred in currencies other than U.S. Dollars will be converted to U.S. Dollars based on the exchange rate quoted in The Wall Street Journal, NY Edition on the last business day of the applicable Calendar Quarter.

8.2
Marketing Costs. (a) In accordance with Article 3 of the Collaboration Agreement, King and Inyx will develop, and the AMC will approve, a Marketing Plan and Budget, which will include the Collaboration Costs to be incurred by the parties, including Marketing Costs.

(b)
Each party understands and acknowledges that all Collaboration Costs incurred by a party on and after the Effective Date will *** and that each party will submit the reports with respect to Collaboration Costs required under Article 3 of the Collaboration Agreement.

(c)
To the extent the amounts owed to King for Collaboration Costs, including Marketing Costs, with respect to a particular Calendar Quarter exceed the amounts owed to Inyx for Collaboration Costs with respect to such Calendar Quarter (such difference, the “Offset Amount”), King may deduct as credits from payment of Inyx’s portion of Net Sales due under Section 8.1 such Offset Amount.

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8.3
Excess Detail Costs. With respect to any Calendar Quarter during the Term at such time as King has developed a sales force, if a party (the “Electing Party”) determines, based on the Inyx Detail Reports or the King Detail Reports, as the case may be, that the other party is failing to conduct the minimum number or percentage of Details (such minimum, the “Minimum Targeted Details,” and the difference between such minimum and the number of Details actually conducted, the “Details Shortfall”) required to be conducted by such other party in such Calendar Quarter (the “Subject Quarter”) by the Marketing Plan and Budget for such quarter, then the Electing Party, so long as it has conducted its Minimum Targeted Details for the Subject Quarter, may elect to conduct a greater number of Details than the Minimum Targeted Details for such Electing Party (such greater number of Details, the “Excess Details”) pursuant to the terms of this Section 8.3. In such event, the Electing Party will notify the other party (the “Nonelecting Party”) within ten (10) days of the Electing Party’s receipt of the Inyx Detail Reports or King Detail Reports, as applicable, reflecting the Details Shortfall. Following such notice, the Nonelecting Party will have until the end of the Calendar Quarter immediately following the Subject Quarter to cure its failure by providing a sufficient number of Details to meet the Nonelecting Party’s Minimum Targeted Details for such immediately following Calendar Quarter and make up for such Details Shortfall from the Subject Quarter. If the Nonelecting Party fails to so cure such Details Shortfall within such time period, the Electing Party may conduct a number of Excess Details in the next succeeding Calendar Quarter equal to the Details Shortfall of the Nonelecting Party; and, within thirty (30) days after delivery of notice by the Electing Party of the Excess Details so conducted, the Nonelecting Party will pay to the Electing Party an amount equal to the then-current Detail Cost multiplied by the number of Excess Details. Notwithstanding the foregoing, the prior approval of the AMC will be required for any payments to an Electing Party under this Section 8.3 on Excess Details in excess of *** of the Minimum Targeted Details for such Electing Party for the Subject Quarter. In addition, at the end of each Calendar Year, the AMC, after review of the Details conducted by, and the Minimum Targeted Details allocated to, each party during such Calendar Year, may require the Nonelecting Party to pay the Electing Party for any Excess Details conducted by the Electing Party during such Calendar Year and not previously reimbursed by the Nonelecting Party.

9.	TERM AND TERMINATION

9.1
Term of Agreement. The term of this Agreement (the “Term”) will commence as of the Effective Date hereof and will continue until the later of December 31, 2015 and the last date on which any Approved New Product is sold, unless terminated sooner or extended as provided below.

CONFIDENTIAL TREATMENT

9.2
Termination by Either Party. (a) Each party will have the right to terminate this Agreement at any time upon written notice to the other party, if such other party breaches in a material way any of the representations, warranties, covenants, or agreements set forth in this Agreement or otherwise materially defaults in the performance of any of its duties or obligations under this Agreement, which breach or default is not cured within sixty (60) days after written notice is given to the breaching party specifying the breach or default.

(b)
Each party may, by written notice delivered to the breaching party, terminate this Agreement if there are two or more similar or substantially similar material breaches of this Agreement by the breaching party within any 12-month period, which termination will be effective thirty (30) days following such written notice; provided, however, that any failure of a non-breaching party to exercise this termination right with respect to certain breaches will not be deemed a waiver of the ability of such non-breaching party to exercise this right upon any subsequent breach.

(c)
To the extent permitted by law, each party will have the right to terminate this Agreement immediately upon notice to the other party, if such other party is declared bankrupt or insolvent, if there is an assignment for the benefit of creditors, or if a receiver is appointed or proceedings commenced (and not dismissed within sixty (60) days), voluntarily or involuntarily, under any bankruptcy or similar law.

(d)	Each party will have the right to terminate this Agreement at any time, at will, upon one (1) year’s prior written notice to the other party.

9.3	Automatic Termination. This Agreement will automatically terminate upon the termination or expiration of the Collaboration Agreement.

9.4	* * *

9.5
Failure to Meet Detailed Requirements. (a) Notwithstanding any provision in this Agreement to the contrary, in the event that either party (the “Nonperforming Party”) fails to perform at least *** of the minimum number of Details such party is required to perform during any Calendar Year and the other party (the “Performing Party”) has performed at least *** of the minimum number of Details it is required to perform during such Calendar Year, such Performing Party will have sixty (60) days from its receipt of the Nonperforming Party’s final Detail Report for such Calendar Year to notify the Nonperforming Party that it is in breach of such obligations, in which event the Nonperforming Party will have the opportunity to cure such default (in addition to any right to cure under Section 8.3 hereof) by providing a sufficient number of extra Details to make up for such short fall prior to the end of the first full Calendar Quarter following the Calendar Quarter in which the Performing Party provides such breach notice to the Nonperforming Party. In the event the Nonperforming Party fails to so cure such default, the Performing Party may, by providing written notice within thirty (30) days after the end of such Calendar Quarter, terminate this Agreement on sixty (60) days’ prior notice to the Nonperforming Party.

CONFIDENTIAL TREATMENT

(b)
If the Performing Party fails to give timely notice of the Nonperforming Party’s breach or of termination due to the Nonperforming Party’s failure to cure such breach in accordance with this Section 9.5, the Performing Party will be deemed to have waived its rights under this Section 9.5 with respect to such breach; provided, however, that any such waiver will not be construed as a waiver of such Performing Party’s rights under this Section 9.5 as to any further breaches by the Nonperforming Party. Notwithstanding the foregoing, the parties agree that the Nonperforming Party will not be in breach of its Detailing obligations for any Calendar Year hereunder if the Nonperforming Party provides at least *** of the minimum number of Details it is required to perform during such Calendar Year, and, for purposes of determining whether such *** has been reached, a Nonperforming Party may include any Excess Details (i) that were performed by the Performing Party during such Calendar Year pursuant to Section 8.3 and (ii) for which the Nonperforming Party has paid the Performing Party.

9.6
Effects of Termination. (a) Neither the termination nor expiration of this Agreement will release or operate to discharge either party from any liability or obligation that may have accrued prior to such termination or expiration. Any termination of this Agreement as provided herein will not be an exclusive remedy but will be in addition to any remedies whatsoever that may be available to the terminating party.

(b)
Notwithstanding the giving of any notice of termination pursuant to this Article 9, each party will continue to fulfill its obligations under this Agreement at all times until the effective date of any such termination.

9.7
Actions Upon Termination. Upon the termination or expiration of this Agreement for any reason, Inyx will immediately cease all of its promotional and Detailing activities for the Products, discontinue any use of the Trademarks, and return to King or destroy all sales training, Marketing Materials for the Products containing Trademarks, and any remaining Products samples (not already distributed or destroyed with destruction certified by Inyx). After any termination, King will retain the right to use any sales training and Marketing Materials developed under the auspices of the AMC during the term of this Agreement, provided, however, that King will have no further right to use Inyx’s name or logos in connection therewith.

9.8
Survival. The provisions of Articles 8 (to the extent applicable pursuant to Section 9.9), 9, 10, and 11 and Sections 2.2(b) and 4.3(c) (with respect to furnishing a final report) will survive any expiration or termination of this Agreement.

CONFIDENTIAL TREATMENT

9.9
Payments Upon Termination. (a) The expiration or termination of this Agreement pursuant to this Article 9 will not release either party from any obligation to pay to the other party any amounts accrued under Article 8 of this Agreement in connection with activities completed, Marketing Costs accrued, and Net Sales realized with respect to the period prior to the effective date of such expiration or termination.

(b)
Within thirty (30) days after the expiration or termination of this Agreement, Inyx will provide to the AMC and King (i) an Inyx Detail Report for the month during which such expiration or termination occurs (and all Inyx Detail Reports for prior months that were required to be submitted to the AMC and King pursuant to Section 3.4 but were not submitted); (ii) a reasonably detailed statement of Marketing Costs incurred by Inyx during the period of January 1 of the Calendar Year in which such expiration or termination occurs through the effective date of such expiration or termination; and (iii) a reasonably detailed statement of costs and expenses incurred by Inyx in performing Excess Details, if any, during such period.

(c)
Within thirty (30) days after the expiration or termination of this Agreement, King will provide to the AMC and Inyx (i) a King Detail Report for the month during which such expiration or termination occurs (and all King Detail Reports for prior months that were required to be submitted to the AMC and Inyx pursuant to Section 4.3 but were not submitted); (ii) a reasonably detailed statement of Marketing Costs incurred by King during the period of January 1 of the Calendar Year in which such expiration or termination occurs through the effective date of such expiration or termination; (iii) a reasonably detailed statement of costs and expenses incurred by King in performing Excess Details, if any, during such period; and (iv) a statement of Net Sales during such period.

(d)
Within thirty (30) days after receipt of such information from King and Inyx, the AMC will determine the net amounts due and or payable by Inyx and King, and such amounts will be paid by the parties within thirty (30) days after such AMC determination.

10.	COLLABORATION AGREEMENT

10.1
AMC and Dispute Resolution. (a) The parties acknowledge and agree that the provisions with respect to the AMC in Article 2 of the Collaboration Agreement, including the dispute resolution provisions in Section 2.7 of the Collaboration Agreement, will apply with respect to the parties activities under this Agreement.

CONFIDENTIAL TREATMENT

(b)
In addition to the specific matters addressed in the Collaboration Agreement and elsewhere in this Agreement, and subject to the other provisions of the Collaboration Documents, including King’s final decision-making authority, as set forth in Section 2.7(c) of the Collaboration Agreement, during the Term, the AMC will approve the following:

(i)	marketing and promotion activities for the Products;

(ii)	the market definition against which the Products will be measured;

(iii)	Products production forecasts;

(iv)	Marketing Costs;

(v)	targets for sales force staffing, number, and frequency of quarterly and annual Details;

(vi)	Products positioning, strategy, and objectives;

(vii)
determination of the format and quantities of promotional sales, marketing, and educational materials for the Products that will be provided to the Physicians called upon in the Details by either party’s sales representatives; and

(viii)	quantities and schedule of delivery of Products samples to be provided to each party’s sales representatives and to the Physicians called upon in the Details by each party’s sales force.

10.2
Recordkeeping and Audits. The parties acknowledge and agree that the provisions governing recordkeeping and audit rights contained in Article 10 of the Collaboration Agreement will apply with respect to the parties activities under this Agreement and are incorporated herein.

10.3	Confidentiality. The parties acknowledge and agree that the confidentiality obligations set forth in Section 12 of the Collaboration Agreement are incorporated herein in their entirety.

10.4
Indemnification and Insurance. The parties acknowledge and agree that the provisions governing indemnification and insurance contained in Article 13 of the Collaboration Agreement will apply with respect to the parties activities under this Agreement and are incorporated herein.

10.5
Competitor Products. Inyx acknowledges and agrees that it is subject to the non-competition provisions of Section 7.1 of the Collaboration Agreement, which provisions will continue throughout the term of the Collaboration Agreement notwithstanding the termination or expiration of this Agreement.

CONFIDENTIAL TREATMENT

11.	MISCELLANEOUS PROVISIONS

11.1
Notices. Except as otherwise specifically provided herein, any notice or other documents to be given under this Agreement will be in writing and will be deemed to have been duly given if sent by registered post, nationally recognized overnight courier, or confirmed facsimile transmission to a party (followed by hard copy by mail), or delivered in person to a party at the address or facsimile number set out below for such party or such other address as the party may from time to time designate by written notice to the other:

If to King:

King Pharmaceuticals, Inc.
501 Fifth Street
Bristol, Tennessee 37620
Attn: President
Facsimile: (423) 989-8006

with a copy to:

King Pharmaceuticals, Inc.
501 Fifth Street
Bristol, Tennessee 37620
Attn: Executive Vice President and General Counsel
Facsimile: (423) 989-6282

and

Jones Day
222 East 41st Street
New York, New York 10017
Attn: John J. Hyland, Esq.
Facsimile: (212) 755-7306

If to Inyx:

Inyx, Inc.
825 Third Avenue
40th Floor
New York, New York 10022
Attn: Chairman and CEO
Facsimile: (212) 838-0060

CONFIDENTIAL TREATMENT

with a copy to:

Bennett Jones LLP
10th Floor, 10035-105 Street
Edmonton, Alberta
Canada T5J 3T2
Attn: Enzo J. Barichello, Q.C.
Facsimile: (780) 421-7951

Any such notice or other document will be deemed to have been received by the addressee three (3) business days following the date of dispatch of the notice or other document by post or, where the notice or other document is sent by overnight courier, by hand, or is given by facsimile, simultaneously with the transmission or delivery thereof.

11.2
Assignment. Inyx may not assign or otherwise transfer this Agreement or any interest herein or right hereunder without the prior written consent of King, and any such purported assignment, transfer, or attempt to assign or transfer any interest herein or right hereunder will be void and of no effect. King may freely assign and otherwise transfer this Agreement or any interest herein or right hereunder without Inyx’s consent. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

11.3	Governing Law. This Agreement will be construed under and in accordance with, and governed in all respects by, the laws of the State of New York, without regard to its conflicts of law principles.

11.4
Non-Waiver. The failure of either party to enforce or to exercise, at any time or for any period of time, any term of or any right arising pursuant to this Agreement does not constitute, and will not be construed as, a waiver of such term or right, and will in no way affect that party’s right later to enforce or exercise such term or right.

11.5
Entire Agreement. This Agreement, together with the other Collaboration Documents, contains all of the terms agreed to by the parties regarding the subject matter hereof and thereof and supersede any prior agreements, understandings, or arrangements between them, whether oral or in writing. This Agreement may not be amended, modified, altered, or supplemented except by means of a written agreement or other instrument executed by both of the parties hereto. No course of conduct or dealing between the parties will act as a modification or waiver of any provisions of this Agreement.

11.6
Consent to Jurisdiction. Each of the parties hereby submits to the exclusive general jurisdiction of the courts of the State of New York and the courts of the United States of America for the Eastern District of New York in any action or proceeding arising out of or relating to this Agreement and to the jurisdiction of the appellate courts to which appeals are required to be taken from any of the foregoing. Each of the parties waives any defense of inconvenient forum to the maintenance of any such action or proceeding. Any party may make service on any other party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 11.1 above. Nothing in this Section 11.6, however, will affect the right of any party to serve legal process in any other manner permitted by law or equity.

CONFIDENTIAL TREATMENT

11.7
Equitable Relief. Each party acknowledges that a breach by it of the provisions of this Agreement cannot reasonably or adequately be compensated in damages in an action at law and that such a breach may cause the other party irreparable injury and damage. By reason thereof, each party agrees that the other party is entitled to seek, in addition to any other remedies it may have under this Agreement or otherwise, preliminary and permanent injunctive and other equitable relief to prevent or curtail any breach of this Agreement by the other party; provided, however, that no specification in this Agreement of a specific legal or equitable remedy will be construed as a waiver or prohibition against the pursuing of other legal or equitable remedies in the event of such a breach. Each party agrees that the existence of any claim, demand, or cause of action of it against the other party, whether predicated upon this Agreement, or otherwise, will not constitute a defense to the enforcement by the other party, or its successors or assigns, of the covenants contained in this Agreement.

11.8
Severability. In the event that any of the provisions or a portion of any provision of this Agreement is held to be invalid, illegal, or unenforceable by a court of competent jurisdiction or a governmental authority, such provision or portion of provision will be construed and enforced as if it had been narrowly drawn so as not to be invalid, illegal, or unenforceable, and the validity, legality, and enforceability of the enforceable portion of any such provision and the remaining provisions will not be adversely affected thereby.

11.9
Relationship of the Parties. The parties hereto are acting and performing as independent contractors, and nothing in this Agreement creates the relationship of partnership, joint venture, sales agency, or principal and agent. Neither party is the agent of the other, and neither party may hold itself out as such to any other party. All financial obligations associated with each party’s business will be the sole responsibility of such party.

11.10
Counterparts. This Agreement will become binding when any one or more counterparts hereof, individually or taken together, will bear the signatures of each of the parties hereto. This Agreement may be executed in any number of counterparts, each of which will be deemed an original as against the party whose signature appears thereon, but all of which taken together will constitute but one and the same instrument.

CONFIDENTIAL TREATMENT

11.11
Force Majeure. Neither party will be liable to the other party for any failure to perform as required by this Agreement if the failure to perform is due to circumstances reasonably beyond such party’s control including acts of God, civil disorders or commotions, acts of aggression, fire, explosions, floods, drought, war, sabotage, embargo, utility failures, material shortages, a national health emergency, or appropriations of property. A party whose performance is affected by a force majeure event will take prompt action using its reasonable best efforts to remedy the effects of the force majeure event. If, as a result of a force majeure event, a party is unable to fully perform its obligations hereunder for any consecutive period of one hundred eighty (180) days, the other party will have the right to terminate this Agreement, upon providing written notice to the nonperforming party, such termination to be effective thirty (30) days from the date of such notice.

11.12
Interpretation. The parties hereto acknowledge and agree that: (a) each party and its representatives have reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; and (b) the terms and provisions of this Agreement will be construed fairly as to each party hereto and not in favor of or against either party regardless of which party was generally responsible for the preparation or drafting of this Agreement.

11.13	Third Party Beneficiaries. This Agreement is not intended to confer upon any non-party rights or remedies hereunder, except as may be received or created as part of a valid assignment.

11.14
Use of Party’s Name. Except as expressly provided or contemplated hereunder and except as otherwise required by applicable law, no right is granted pursuant to this Agreement to either party to use in any manner the trademarks or name of the other party, or any other trade name, service mark, or trademark owned by or licensed to the other party in connection with the performance of the Agreement. Notwithstanding the above, either party will be permitted to use the other party’s name and marks, as may be required under applicable law, in connection with securities or other public filings.

[Signatures on following page]

CONFIDENTIAL TREATMENT

IN WITNESS WHEREOF, the parties have duly executed this Marketing and Promotion Agreement as of the first date written above.

KING PHARMACEUTICALS, INC.

By:	/s/ Brian Markison
Brian Markison
President and CEO

INYX, INC.

By:	/s/ Jack Kachkar
Jack Kachkar
Chairman and CEO

CONFIDENTIAL TREATMENT

SCHEDULE 2.2

TRADEMARKS

Country	Mark	Registration Number
U.S.	INTAL	876359
U.S.	TILADE	1259079
Canada	INTAL	164043
Canada	TILADE	394582

CONFIDENTIAL TREATMENT

SCHEDULE 8.1

BASELINE AMOUNTS

Calendar Year	2005	2006	2007	2008	2009	2010	2011	2012
Net Sales	***	***	***	***	***	***	***	***

Dollars in Millions

CONFIDENTIAL TREATMENT